EXHIBIT 99.1

Oil States Announces Fourth Quarter 2013 Earnings

HOUSTON, Feb. 19, 2014 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income from continuing operations for the quarter ended December 31, 2013 of $77.9 million, or $1.40 per diluted share, which included $0.07 per diluted share of after-tax charges for transaction costs incurred and losses on debt extinguishment. These results compare to net income from continuing operations of $87.0 million, or $1.57 per diluted share, reported in the fourth quarter of 2012.

For the year ended December 31, 2013, the Company reported revenues of $2.7 billion, EBITDA of $792.3 million and net income from continuing operations of $314.9 million, or $5.63 per diluted share. For the year ended December 31, 2012, the Company reported revenues of $2.6 billion, EBITDA of $845.7 million and $401.5 million of net income from continuing operations, or $7.25 per diluted share.

Fourth quarter 2013 results included a pre-tax charge of $5.7 million, or $0.07 per diluted share after-tax, associated with the following two items:

  $4.1 million, or $0.05 per diluted share after-tax, from a loss on debt extinguishment
  $1.6 million, or $0.02 per diluted share after-tax, from transaction costs incurred on the planned spin-off of the accommodations segment.

The Company generated revenues of $675.2 million and EBITDA of $204.3 million during the fourth quarter of 2013. Excluding the significant items listed above, fourth quarter EBITDA was $210.0 million (EBITDA(A) is defined as net income plus interest, taxes, depreciation and amortization). These results compare to revenues of $687.0 million and EBITDA of $204.1 million reported in the fourth quarter of 2012. Adjusted EBITDA was up year-over-year primarily due to record quarterly EBITDA generated from our offshore products and completion services businesses, partially offset by weaker accommodations results due to lower contracted Canadian lodge rates, lower occupancy levels in our Australian villages and the unfavorable impact of exchange rates between the U.S. dollar and the Australian and Canadian dollars. Operating income excluding transaction costs totaled $134.2 million in the current quarter, down slightly from $138.2 million in the fourth quarter of 2012.

Cindy B. Taylor, Oil States' President and Chief Executive Officer stated, "We reported strong operating results in our well site services and offshore products segments during the fourth quarter. The offshore products segment generated record quarterly EBITDA, increasing 29% year-over-year, with EBITDA margins averaging 22% during the fourth quarter. Bookings were at near record levels, and backlog exited the year totaling $580 million at December 31, 2013. In December, we completed the acquisition of Quality Connector Systems, LLC which will serve to provide our offshore products segment with additional opportunities to expand our portfolio of proprietary subsea pipeline connector products. Despite the 3% year-over-year decline in the U.S. rig count, job tickets in our completion services business increased 17% year-over-year and EBITDA improved 21% compared to the prior year quarter as the market continued to favor our high-end proprietary products."

Mrs. Taylor continued, "While down year-over-year, the accommodations segment did generate sequentially improved results as we entered the winter drilling season in Canada and began to book revenue from the recent opening of the Boggabri Village, located in New South Wales, Australia. Also on a favorable note, we recently announced the construction of McClelland Lake Lodge, located North of Fort McMurray in the Athabasca oil sands region of Alberta, Canada with initial capacity of 1,561 rooms expected to be deployed by the fourth quarter of this year. This lodge will initially support a new oil sands mining project in the region and is supported by a three-year contract. Going forward, contracted growth with the McClelland Lake Lodge will help partially offset the impact of reduced room commitments in Australia due to recent renegotiations with a customer."

Income Taxes

The Company recognized an effective tax rate of 30.0% in the fourth quarter of 2013 bringing the annualized effective tax rate for 2013 to 27.5%. This compares with an effective tax rate of 28.7% in the fourth quarter of 2012. The higher effective tax rate in the fourth quarter of 2013 was primarily due to a slightly higher state effective tax rate and a greater proportion of domestic sourced income.

Financial Condition

The Company invested $101.9 million in capital expenditures in continuing operations during the fourth quarter of 2013. Spending primarily related to the ongoing expansion of its accommodations business, the addition of incremental proprietary completion services equipment deployed to service the active U.S. shale plays and the purchase of land and ongoing facility expansions in the offshore products segment.

During the fourth quarter of 2013, the Company repurchased $34.0 million aggregate principal amount of the 5 1/8% Notes. As a result of this transaction, the Company recognized a loss on debt extinguishment of $4.1 million.

Also, during the fourth quarter, the Company repurchased $104.0 million, or 1,024,213 shares, of its common stock under its authorized share repurchase program at an average price of $101.58 per share. Since year end 2013, the Company repurchased an additional $100.0 million, or 1,009,665 shares, of its common stock under its authorized share repurchase program at an average price of $99.04 per share.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from continuing operations for the fourth quarter of 2013 to the results from continuing operations for the fourth quarter of 2012. On September 6, 2013, the Company sold its tubular services segment for $600 million in cash. The historical results of operations of the tubular services segment through the transaction closing date, along with the gain on the sale of the business, have been reported as discontinued operations for all periods reported herein. In the fourth quarter of 2013, the net loss from discontinued operations was $3.1 million, or $0.06 per diluted share.)

Accommodations

Accommodations generated revenues of $253.9 million and EBITDA of $103.4 million for the fourth quarter of 2013 compared to revenues and EBITDA of $277.4 million and $119.5 million, respectively, in the fourth quarter of 2012. These results were negatively impacted by weakening Canadian and Australian currencies which reduced revenues by $16.8 million and EBITDA by $7.8 million. Excluding the year-over-year impact of exchange rates, revenues and EBITDA would have declined 2% and 7%, respectively, year-over-year. Lower contracted room rates in Canada also impacted results, but were partially offset by a 9% year-over-year increase in average available lodge and village rooms.

Our efforts in conjunction with the proposed spin-off of the accommodations segment are on-going. We expect to complete the spin-off in the second quarter of 2014, but the spin-off is subject to certain factors such as market conditions, an affirmative IRS ruling, the completion of a review of the Form 10 by the SEC, the execution of separation and intercompany agreements and final approval of our board of directors.

Well Site Services

Well site services generated revenues of $186.7 million and EBITDA of $65.8 million in the fourth quarter of 2013 compared to revenues and EBITDA of $172.4 million and $55.9 million, respectively, in the fourth quarter of 2012. Despite the 3% year-over-year decrease in U.S. drilling activity, results for this segment improved as U.S. completion activity has decoupled from drilling activity due to drilling efficiencies, extended laterals drilled, more zones completed and the use of multi-well pad drilling in the U.S. shale plays. This segment's results also benefited from contributions from the Tempress Technologies acquisition that closed in December 2012, partially offset by lower utilization within the drilling business, particularly in the Permian basin.

Offshore Products

Offshore products generated revenues and EBITDA of $234.7 million and $52.0 million, respectively, in the fourth quarter of 2013 compared to revenues and EBITDA of $237.3 million and $40.4 million, respectively, in the fourth quarter of 2012. Revenues decreased 1% year-over-year while EBITDA set a quarterly record and increased 29% year-over-year primarily due to higher revenue from our fixed platform, subsea and elastomer product sales in addition to improved cost absorption at certain manufacturing locations. EBITDA margins increased to 22% in the fourth quarter of 2013 compared to 17% in the fourth quarter of 2012. The offshore products segment booked near record quarterly orders of $248 million. Major backlog additions during the fourth quarter included connector products destined for Australia and fixed platform products and deck equipment orders for the Chinese market. Backlog improved on a sequential basis and totaled $580 million at December 31, 2013 compared to $569 million reported at September 30, 2013 and $561 million reported at December 31, 2012.

Conference Call Information

The call is being webcast and can be accessed from the Company's website at http://www.oilstatesintl.com. Participants may also join the conference call by dialing (800) 447-0521 in the United States or by dialing +1 847 413 3238 internationally and using the passcode of 36560004. A replay of the conference call will be available one hour after the completion of the call by dialing (888) 843-7419 in the United States or by dialing +1 630 652 3042 internationally and entering the passcode of 36560004.

About Oil States

Oil States International, Inc. is a diversified oilfield services company and a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion services and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2012 filed by Oil States with the SEC on February 20, 2013, the "Risk Factors" section of the form 10-Q for the three months ended September 30, 2013 filed by Oil States with the SEC on November 1, 2013 and the "Risk Factors" section of the Form 10 [filed by OIS Accommodations SpinCo Inc. with the SEC on February 10, 2014].

Oil States International, Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited, unless otherwise noted)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
				(audited)
Revenues	$675,178	$687,038	$2,670,163	$2,631,189
Costs and expenses:
Cost of sales and services	412,113	431,840	1,662,710	1,606,004
Selling, general and administrative expenses	57,737	50,896	214,433	184,544
Depreciation and amortization expense	71,900	65,182	276,444	227,792
Other operating expense	796	887	4,282	2,590
Operating income	132,632	138,233	512,294	610,259

Interest expense, net of capitalized interest	(17,476)	(17,305)	(75,902)	(68,922)
Interest income	645	604	2,353	1,583
Loss on extinguishment of debt	(4,109)	--	(7,374)	--
Equity in earnings (loss) of unconsolidated affiliates	403	(569)	(355)	(419)
Other income (expense)	(278)	1,490	5,325	9,272
Income from continuing operations before income taxes	111,817	122,453	436,341	551,773
Income tax expense	(33,564)	(35,137)	(119,992)	(149,016)
Net income from continuing operations	78,253	87,316	316,349	402,757
Net income (loss) from discontinued operations	(3,080)	11,474	106,364	47,091
Net Income	75,173	98,790	422,713	449,848
Less: Net income attributable to noncontrolling interest	369	271	1,455	1,239
Net income attributable to Oil States International, Inc.	$74,804	$98,519	$421,258	$448,609

Net income (loss) attributable to Oil States International, Inc.:
Continuing operations	$77,884	$87,045	$314,894	$401,518
Discontinued operations	(3,080)	11,474	106,364	47,091
Net income attributable to Oil States International, Inc.	$74,804	$98,519	$421,258	$448,609

Basic net income (loss) per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$1.40	$1.59	$5.67	$7.58
Discontinued operations	($0.05)	$0.21	$1.91	$0.89
Net income	$1.35	$1.80	$7.58	$8.47

Diluted net income (loss) per share attributable to Oil States International, Inc. common stockholders from:
Continuing operations	$1.40	$1.57	$5.63	$7.25
Discontinued operations	($0.06)	$0.21	$1.90	$0.85
Net income	$1.34	$1.78	$7.53	$8.10

Weighted average number of common shares outstanding
Basic	55,490	54,794	55,572	52,959
Diluted	55,821	55,362	55,930	55,384

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)

	December 31,
	2013	2012
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$599,306	$253,172
Accounts receivable, net	620,333	647,933
Inventories, net	266,552	253,994
Current assets held for sale	--	632,496
Prepaid expenses and other current assets	39,716	38,497
Total current assets	1,525,907	1,826,092

Property, plant and equipment, net	1,902,789	1,827,242
Goodwill, net	513,650	520,818
Other intangible assets, net	133,531	146,103
Noncurrent assets held for sale	--	31,605
Other noncurrent assets	55,384	88,102
Total assets	$4,131,261	$4,439,962

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$149,079	$167,642
Accrued liabilities	132,046	103,800
Income taxes	32,679	29,588
Current portion of long-term debt and capitalized leases	529	30,480
Deferred revenue	50,366	43,022
Current liabilities held for sale	--	139,686
Other current liabilities	9,137	4,314
Total current liabilities	373,836	518,532

Long-term debt and capitalized leases (1)	972,692	1,279,805
Deferred income taxes	122,821	123,958
Noncurrent liabilities held for sale	--	5,277
Other noncurrent liabilities	36,618	46,590
Total liabilities	1,505,967	1,974,162

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 59,192,051 shares and 58,488,299 shares issued, respectively, and 54,181,569 shares and 54,695,473 shares outstanding, respectively	592	585
Additional paid-in capital	637,438	586,070
Retained earnings	2,320,453	1,899,195
Accumulated other comprehensive income	(85,675)	107,097
Common stock held in treasury at cost, 5,010,482 and 3,792,826 shares, respectively	(249,391)	(128,542)
Total Oil States International, Inc. stockholders' equity	2,623,417	2,464,405
Noncontrolling interest	1,877	1,395
Total stockholders' equity	2,625,294	2,465,800
Total liabilities and stockholders' equity	$4,131,261	$4,439,962

(1) As of December 31, 2013, the Company had approximately $984 million available under its credit facilities.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:	(unaudited)
Net income	$422,713	$449,848
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	278,054	230,098
Deferred income tax provision	(7,967)	17,370
Excess tax benefits from share-based payment arrangements	(7,407)	(8,164)
Gain on sale of business	(128,396)	--
Non-cash compensation charge	28,991	18,904
Gains on disposals of assets	(3,370)	(8,600)
Accretion of debt discount	--	4,106
Amortization of deferred financing costs	7,590	7,301
Loss on extinguishment of debt	7,374	--
Other, net	2,500	1,535
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	48,086	(83,379)
Inventories	26,038	(34,182)
Accounts payable and accrued liabilities	(11,424)	30,404
Taxes payable	29,583	17,960
Other operating assets and liabilities, net	(5,102)	(6,011)
Net cash flows provided by operating activities	687,263	637,190

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(457,515)	(487,937)
Acquisitions of businesses, net of cash acquired	(44,260)	(80,449)
Proceeds from sale of business	600,000	--
Proceeds from disposition of property, plant and equipment	9,937	14,653
Deposits held in escrow related to acquisitions of businesses	--	(20,000)
Other, net	215	(3,244)
Net cash flows provided by (used in) investing activities	108,377	(576,977)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	(47,901)	(64,251)
Payment of principal on 2 3/8% Notes conversion	--	(174,990)
5 1/8 % senior notes issued	--	400,000
Repayment of 5 1/8 % senior notes	(37,750)	--
Term loan repayments	(252,762)	(30,047)
Debt and capital lease repayments	(2,308)	(4,569)
Issuance of common stock from share based payment arrangements	16,384	13,628
Purchase of treasury stock	(108,535)	(15,245)
Excess tax benefits from share based payment arrangements	7,407	8,164
Payment of financing costs	(212)	(7,914)
Shares added to treasury stock as a result of net share settlements due to vesting of restricted stock	(4,919)	(4,218)
Net cash flows (used in) provided by financing activities	(430,596)	120,558

Effect of exchange rate changes on cash	(18,910)	680
Net change in cash and cash equivalents continuing operations	346,134	181,451
Cash and cash equivalents, beginning of year	253,172	71,721

Cash and cash equivalents, end of year	$599,306	$253,172

Non-cash financing activities:
Value of common stock issued in payment of 2 3/8% Notes conversion	$ --	$220,597

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenues
Completion services	$144,647	$131,233	$576,040	$522,618
Drilling services	42,004	41,177	170,467	191,034

Well site services	186,651	172,410	746,507	713,652
Accommodations (1)	253,869	277,369	1,041,029	1,113,470
Offshore products (2)	234,658	237,259	882,627	804,067
Total revenues	$675,178	$687,038	$2,670,163	$2,631,189

EBITDA (A)
Completion services (3)	$52,964	$43,679	$193,311	$176,755
Drilling services (4)	12,866	12,194	47,706	57,839

Well site services	65,830	55,873	241,017	234,594
Accommodations (1)	103,399	119,476	437,284	505,894
Offshore products (2)	51,961	40,428	175,048	149,377
Corporate and eliminations (5)	(16,902)	(11,712)	(61,096)	(44,200)
Total EBITDA	$204,288	$204,065	$792,253	$845,665

Operating income / (loss)
Completion services	$35,828	$29,634	$127,280	$124,620
Drilling services	6,294	6,400	22,363	32,160

Well site services (3)	42,122	36,034	149,643	156,780
Accommodations (1)	61,154	77,265	267,757	364,629
Offshore products (2)	46,502	36,935	156,918	134,051
Corporate and eliminations (5)	(17,146)	(12,001)	(62,024)	(45,201)
Total operating income	$132,632	$138,233	$512,294	$610,259

(1) The revenues of our accommodations segment for the twelve months ended December 31, 2012 included $18.3 million related to a favorable contract settlement in the U.S. accommodations business. The EBITDA and operating income of our accommodations segment for the twelve months ended December 31, 2012 included a pre-tax benefit of $17.9 million related to the settlement.

The EBITDA and operating income of our accommodations segment for the twelve months ended December 31, 2013 included a pre-tax benefit of $4.0 million related to the reduction of an estimated earnout liability which was recorded during the first quarter of 2013.

The EBITDA of our accommodations segment for the twelve months ended December 31, 2013 included a $4.6 million pre-tax gain on the disposal of land and an associated building in the third quarter of 2013.

The revenues, EBITDA and operating income of our accommodations segment for the twelve months ended December 31, 2013 were negatively impacted by strengthening of the U.S. dollar relative to the Canadian and Australian dollars by $39.2 million, $29.1 million and $11.1 million, respectively.

(2) The revenues, EBITDA and operating income for our offshore products segment for the twelve months ended December 31, 2012 were impacted by an unfavorable margin adjustment of $2.9 million related to a subsea pipeline project in Brazil.

(3) The EBITDA and operating income of our completion services segment for the twelve months ended December 31, 2013 included a pre-tax charge of $3.0 million related to an increase in an estimated earnout liability which was recorded during the second quarter of 2013.

(4) The EBITDA for our drilling services segment for the twelve months ended December 31, 2012 included a pre-tax gain of $2.5 million related to insurance proceeds for a land drilling rig that was lost in a fire that occurred in the first quarter of 2012.

(5) The EBITDA and operating expense related to the Company's corporate function for the three and twelve months ended December 31, 2013 included transaction costs of $1.6 million and $5.7 million, respectively. These costs primarily related to activities associated with the proposed spin-off of our accommodations segment. EBITDA related to the Company's corporate function for the three and twelve months ended December 31, 2013 included a pre-tax loss on extinguishment of debt of $4.1 million and $7.4 million, respectively.

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended December 31,
	2013	2012

Supplemental operating data
Lodge/village revenues ($ in thousands)	$191,357	$212,921
Other accommodations revenues ($ in thousands)	62,512	64,448
Total accommodations revenues ($ in thousands)	$253,869	$277,369

Average available lodge/village rooms	21,054	19,378
Lodge/village revenues per available room	$99	$119

Offshore products backlog ($ in millions)	$580.2	$560.8

Completion services job tickets	13,983	11,959
Average revenue per ticket ($ in thousands)	$10.3	$11.0

Land drilling operating statistics
Average rigs available	34	33
Utilization	73.0%	79.2%
Implied day rate ($ in thousands per day)	$18.4	$17.1
Implied daily cash margin ($ in thousands per day)	$6.0	$5.3

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Net income from continuing operations	$77,884	$87,045	$314,894	$401,518
Income tax provision	33,564	35,137	119,992	149,016
Depreciation and amortization	71,900	65,182	276,444	227,792
Interest income	(645)	(604)	(2,353)	(1,583)
Interest expense	17,476	17,305	75,902	68,922
Loss on Debt Extinguishment	4,109	--	7,374	--
EBITDA	$204,288	$204,065	$792,253	$845,665
CONTACT: Company Contact:
         Lloyd A. Hajdik
         Oil States International, Inc.
         713-652-0582

         Patricia Gil
         Oil States International, Inc.
         713-470-4860